Exhibit 99.2

[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L   G R O U P,   I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. ANNOUNCES 29% INCREASE IN QUARTERLY DIVIDEND

BOARD AUTHORIZES REPURCHASE OF UP TO 1 MILLION SHARES

LEBANON, Tenn. -- September 20, 2007 -- CBRL Group, Inc. (Nasdaq: CBRL) today announced that its Board of Directors has increased the Company’s quarterly dividend by 29%, declaring a regular quarterly dividend of $0.18 per share, an increase from the previous quarterly dividend of $0.14 per share. The dividend is payable on November 5, 2007 to shareholders of record on October 19, 2007.

The Company also announced today that its Board of Directors has approved a stock repurchase program for up to 1,000,000 shares of its outstanding shares of common stock. There is no expiration date on the repurchase authorization and repurchases may be made from time to time through open market purchases at management’s discretion, including through implementation of share repurchase plans pursuant to Rule 10b5-1 as promulgated by the Securities and Exchange Commission.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 564 Cracker Barrel Old Country Store® restaurants and gift shops located in 41 states.

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